Exhibit 99
TEXTRON
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-2353 Marc Kaplan - 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Susan Bishop - 401-457-2362
Textron Provides Outlook for 2003 Earnings and Free Cash Flow Schedules Conference Call; Announces Date For First Quarter Earnings

Providence, Rhode Island - March 27, 2003 - Textron Inc. (NYSE: TXT) today announced that it now expects full-year 2003 diluted earnings per share will be between $2.40 and $2.60, with first quarter diluted earnings per share between $0.51 and $0.53. Previously, the company expected full-year 2003 and first quarter diluted earnings per share of approximately $3.05 and $0.50, respectively. Earnings estimates exclude restructuring costs and other special items.

The company expects full-year 2003 free cash flow before restructuring will be between $300 million and $400 million. Previously, the company expected free cash flow before restructuring of approximately $400 million.

Textron's outlook for 2003 is based on its revised estimate for its Cessna Aircraft business unit to deliver between 180 and 195 jets this year, as well as additional uncertainty related to the current economic and geopolitical situation. Previously, Textron planned to deliver about 220 jets. The revised estimate reflects the company's announcement last week that one of Cessna's largest customers significantly reduced the number of jets that it plans to purchase in 2003 and lower non-fleet jet deliveries expected through the year.

"We are taking aggressive actions at Cessna and across Textron to help offset the impact to earnings from the reduction in business jet deliveries in the current economic environment," said Textron Chairman, President and CEO Lewis B. Campbell.

Campbell added, "In spite of this temporary softening in the business jet market, we believe strong growth will return at Cessna when the economy rebounds and we bring our new jets to market."

Textron presents its outlook before restructuring and other special items, because such items are outside normal business operations, as well as difficult to forecast accurately for specific periods. The outlook is presented in a manner consistent with how operating performance is measured for management compensation purposes. Analysis of outlook before restructuring and other special items should be used only in conjunction with data presented in accordance with Generally Accepted Accounting Principles. A reconciliation of the company's 2003 outlook is attached.

Conference Call Information

Textron will host a conference call tomorrow, March 28, at 9:00 a.m. Eastern time to discuss the company's revised outlook. This conference call will be accessible via webcast at www.textron.com or by direct dial at (888) 428-4479 in the U.S. or (651) 291-0561 outside of the U.S. (request the Textron Investor Call). The call will be available for playback beginning at 12:30 p.m. Eastern time on Friday, March 28, 2003 by dialing (320) 365-3844 - Access Code: 679610. The recording will be available until midnight on April 4, 2003.

Textron will release its actual first quarter results the morning of April 16, 2003. A conference call to discuss results will be conducted on April 16, beginning at 9:00 a.m. Eastern time. The call will be available via webcast at www.textron.com or by direct dial at (877) 260-8900 in the U.S. or (651) 291-0561 outside of the U.S. (request the Textron Earnings Conference). The call will be available for playback beginning at 12:30 p.m. Eastern time on April 16, by dialing (320) 365-3844 - Access Code: 671440. The recording will be available until midnight on April 23, 2003.

Textron Inc. is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.
Textron Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures

	First Quarter		Full Year
	2003	2002	2003	2002

Diluted EPS* - GAAP	$ 0.44 - 0.46	$ 0.40	$ 1.79 - 1.99	$ 2.60

Gain on sale of businesses	(0.09)	-	(0.09)	(0.31)
Special charges:
Restructuring	0.16	0.07	0.70	0.55
Investment write-down	-	-	-	0.17

Diluted EPS* - as adjusted	$ 0.51 - 0.53	$ 0.47	$ 2.40 - 2.60	$ 3.01

Cash flow from operations - GAAP			$ 518 - 618	$ 522

Capital expenditures			(274)	(279)
Capital lease additions			(54)	(23)
Proceeds on sale of fixed assets			27	67

Free cash flow after restructuring			$ 217 - 317	$ 287

After-tax cash used for restructuring activities			83	60

Free cash flow before restructuring - as adjusted			$ 300 - 400	$ 347

* Before cumulative effect of change in accounting principle, net of taxes in 2002 of $488 million, or $3.44 and $3.48 per share, for Q1 2002 and the full year, respectively.